Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2008 THIRD QUARTER RESULTS
San Francisco, CA, November 4, 2008 — AMERICAN SHARED HOSPITAL SERVICES (NYSE Alternext US:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2008.
Third Quarter Results
For the three months ended September 30, 2008, revenue decreased 2.6% to $4,532,000 when compared to revenue of $4,652,000 for the third quarter of 2007. Net income for the third quarter of 2008 was $25,000, or $0.00 per diluted share. This compares to net income for the third quarter of 2007 of $268,000, or $0.05 per diluted share.
“Revenue from our clinical sites in operation more than one year increased slightly in this year’s third quarter compared to the third quarter of 2007, although total revenue decreased because we had fewer units in operation. Our third quarter financial results also reflected the higher depreciation and interest expenses we anticipated as we upgrade our portfolio of radiosurgical and radiation therapy assets with the latest proton beam radiation therapy (PBRT) systems, Leksell Gamma Knife PerfexionTM systems, IGRT systems and other next-generation devices for radiation oncology delivery,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
“Demand for our creative financing solutions appears to be rising, as we are experiencing a high volume of financing requests for the entire range of radiation therapy equipment we offer. With our strong cash flow and balance sheet, we are prepared to take advantage of these opportunities and continue implementing our growth plan,” Dr. Bates said. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $2,273,000 for this year’s third quarter and $7,298,000 for this year’s first nine months, compared to EBITDA of $2,368,000 and $7,002,000 for the third quarter and first nine months of 2007, respectively.
“Interest in affordable, single-treatment-room proton beam radiation therapy devices continues to grow, and AMS is especially well-positioned to benefit. Last month we announced an agreement with an illustrious group of radiation oncologists to provide a Monarch 250TM PBRT facility at Long Beach Memorial Medical Center in Long Beach, California. Subject to approval by the Board of Directors of LBMMC and FDA clearance of the Still River PBRT device, we and our partners hope to begin treating patients at this single-treatment-room facility by 2011,” Dr. Bates said. AMS previously has announced contracts to place PBRT devices at Tufts Medical Center in Boston and Orlando Regional Healthcare (with professional services to be provided exclusively by M.D. Anderson Cancer Center Orlando).
Dr. Bates continued, “The Still River compact proton beam system has reached a major technical manufacturing milestone and is making significant progress toward FDA approval. I personally believe the Still River compact proton beam system, of which we are part owner, is the first major disruptive innovation in the history of radiation therapy. The Still River proton beam system combines scientific advantages with increased affordability, resulting in better cancer treatment results for more patients.
“We also are pleased to report that our fourth Gamma Knife Perfexion system began treating patients at USC University Hospital in July as scheduled. Backed by overwhelming clinical evidence, the Perfexion Gamma Knife has established itself as the gold standard for treatment of certain metastatic brain tumors (approximately 170,000 cases diagnosed annually). I am pleased to note that AMS owns more Perfexion Gamma Knife and Still River proton beam systems than any other company,” Dr. Bates concluded.
Nine Months Results
For the nine months ended September 30, 2008, revenue increased to $14,359,000 compared to $14,311,000 for the first nine months of 2007.

Net income for the first nine months of 2008 was $394,000, or $0.08 per diluted share. This compares to net income for the first nine months of 2007 of $773,000, or $0.15 per diluted share.
Balance Sheet Highlights
At September 30, 2008, AMS reported cash, cash equivalents, and short-term securities of $9,853,000. This compares to cash, cash equivalents, and short and long-term securities of $9,341,000 at September 30, 2007. Shareholders’ equity at September 30, 2008 was $20,040,000, or $3.99 per outstanding share. This compares to shareholders’ equity at September 30, 2007 of $19,357,000, or $3.85 per outstanding share.
Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PT (3:00 p.m. ET) today. To participate in the live call, dial (888) 895-5479 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (800) 299-5919, pass code 23136023.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century 7 concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 20, 2008.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 4, 2008
Third Quarter 2008 Financial Results	Page 3
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$4,532,000	$4,652,000	$14,359,000	$14,311,000
Costs of revenue	2,648,000	2,496,000	8,063,000	7,479,000

Gross margin	1,884,000	2,156,000	6,296,000	6,832,000
Selling & administrative expense	1,116,000	1,038,000	3,352,000	3,408,000
Interest expense	638,000	434,000	1,833,000	1,371,000

Operating income	130,000	684,000	1,111,000	2,053,000
Interest & other income	90,000	96,000	323,000	314,000
Minority interest expense	(171,000)	(273,000)	(662,000)	(908,000)

Income before income taxes	49,000	507,000	772,000	1,459,000
Income tax expense	24,000	239,000	378,000	686,000

Net income	$25,000	$268,000	$394,000	$773,000

Earnings per common share:
Basic	$0.00	$0.05	$0.08	$0.15

Assuming dilution	$0.00	$0.05	$0.08	$0.15

	Balance Sheet Data
	September 30,
	2008	2007
Cash and cash equivalents	$8,788,000	$4,346,000
Securities-current maturities	$1,065,000	$2,855,000
Current assets	$14,876,000	$13,165,000
Securities-long term	$0	$2,140,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$63,009,000	$60,660,000

Current liabilities	$15,123,000	$16,355,000
Shareholders’ equity	$20,040,000	$19,357,000